Exhibit 99.1

Press Release

Release Date: May 3, 2013	Contact: Thomas A. Vento -
at 4:30 p.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES SECOND
QUARTER FISCAL 2013 RESULTS

Philadelphia, Pennsylvania (May 3, 2013) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $14,000, or $0.00 per diluted share, for the quarter ended March 31, 2013 as compared to $84,000, or $0.01 per diluted share, for the comparable period in 2012.  For the six months ended March 31, 2013, the Company recognized net income of $286,000, or $0.03 per diluted share, as compared to net income of $488,000, or $0.05 per diluted share for the comparable period in 2012.  The decreased level of earnings for the 2013 periods primarily reflected decreases in net interest income combined with the effects of an increase in the valuation allowance related to a deferred tax asset.

Tom Vento, President and Chief Executive Officer, stated “Although we are pleased that we have posted net income for eight consecutive quarters, we are very disappointed with our financial performance for the first six months of fiscal 2013 as we are continuing to battle both a challenging real estate market as well as a challenging interest rate environment in which our net interest margin continues to be compressed.  We continue however to make progress in reducing our non-performing assets and improving our overall asset quality.  In January 2013 we sold our largest non-performing loan relationship which totaled $9.2 million at December 31, 2012.  Primarily as a result of this sale, our non-performing assets declined by $8.6 million to approximately $7.4 million or 1.6% of total assets as of March 31, 2013.  There was no additional loss incurred in connection with the completion of the sale of this non-performing loan relationship.”

At March 31, 2013, the Company had total assets of $479.1 million, a decrease of $11.4 million from $490.5 million at September 30, 2012.  The decrease was attributable to a decrease in cash and cash equivalents of $47.7 million.  This decrease was substantially offset by increases of $21.6 million and $17.6 million in the investment and mortgage-backed securities portfolio and loan portfolio, respectively, reflecting the Company’s deployment of its cash and cash equivalents to purchase securities and originate loans in order to improve the Company’s earnings.

Total liabilities decreased $11.8 million to $418.9 million at March 31, 2013 from $430.7 million at September 30, 2012.  The decrease was due to a $9.5 million decrease in deposits and a $1.6 million decrease in accrued interest related to certificates of deposit as interest accrued on such deposits is generally distributed at the end of the calendar year.  Allowing the runoff of higher costing certificates of deposit as part of the Company’s asset-liability management strategy led to the reduction in total assets described above.

Stockholders’ equity increased by $349,000 to $60.2 million at March 31, 2013.  The increase primarily reflected equity increases associated with stock benefit plan expenses of $433,000.  Also contributing to the increase was net income of $286,000 for the first six months of fiscal 2013, offset partially by a decline in the unrealized gain on available for sale securities.

Net interest income decreased $206,000 or 6.2% to $3.1 million for the three months ended March 31, 2013 as compared to $3.3 million for the same period in 2012. The decrease was due to a $560,000 or 11.6% decrease in interest income partially offset by a $354,000 or 23.7% decrease in interest expense.  The decrease in interest income resulted from a 35 basis point decrease to 3.66% in the weighted average yield earned on interest-earning assets combined with a $14.8 million or 3.1% decrease in the average balance of interest-earning assets for the three months ended March 31, 2013, as compared to the same period in 2012.  The decrease in the weighted average yield earned was primarily due to the reinvestment of the proceeds from called investment securities and the origination of new loans at lower current market rates.  The decrease in the average balance reflected the use of assets to fund the outflow of higher costing deposits, primarily certificates of deposit.  The decrease in interest expense resulted primarily from a 28 basis point decrease to 1.09% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the year combined with a $19.2 million or 4.4% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the three months ended March 31, 2013, as compared to the same period in 2012.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits repriced downward as well as the Bank’s continued implementation of its asset/liability strategies designed to reduce its use of higher costing certificates of deposit as a funding source.

For the six months ended March 31, 2013, net interest income decreased $498,000 or 7.3% to $6.3 million as compared to $6.8 million for the same period in 2012. The decrease was due to a $1.1 million or 11.7% decrease in interest income partially offset by a $648,000 or 21.5% decrease in interest expense.  The decrease in interest income resulted from a 39 basis point decrease to 3.70% in the weighted average yield earned on interest-earning assets combined with an $11.8 million or 2.5% decrease in the average balance of interest-earning assets for the six months ended March 31, 2013, as compared to the same period in 2012.  The decrease in the weighted average yield earned was primarily due to the reinvestment of the proceeds from called investment securities and the origination of new loans at lower current market rates.  The decrease in the average balance reflected the use of assets to fund the outflow of higher costing deposits, primarily certificates of deposit.  The decrease in interest expense resulted primarily from a 26 basis point decrease to 1.12% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the year combined with a $15.1 million or 3.5% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the six months ended March 31, 2013, as compared to the same period in 2012.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits repriced downward as well as the Bank’s continued implementation of its asset/liability strategies designed to reduce its use of higher costing certificates of deposit as a funding source.

For the quarter ended March 31, 2013, the net interest margin was 2.68%, as compared to 2.77% for the same period in 2012.  For the six months ended March 31, 2013, the net interest margin was 2.69%, as compared to 2.83% for the same period in 2012.  The decrease in the net interest margin was consistent with the decline in net interest income as the yields on interest-earning assets declined to a greater degree than the rates paid on interest-bearing liabilities due to the already low level of the Bank’s cost of funds.

The Company did not establish a provision for loan loss for the three or six month periods ended March 31, 2013, while the Company established a provision for loan losses of $100,000 for the quarter ended March 31, 2012 and $250,000 for the six month period ended March 31, 2012.  No provisions were deemed necessary for the 2013 periods as recoveries of $585,000 and $785,000 were recognized during the three and six month periods ended March 31, 2013, respectively, on a previously fully charged-off construction loan which led to an increase in the loan loss allowance sufficient to address the inherent risk and known losses associated with the loan portfolio.  At March 31, 2013, the Company’s non-performing assets totaled $7.4 million or 1.6% of total assets as compared to $16.0 million or 3.3% of total assets at September 30, 2012.  Non-performing assets included $6.2 million in non-performing loans of which $4.1 million consisted of one-to-four family residential loans and $2.1 million were commercial real estate loans.  Non-performing assets also included six one-to-four family residential real estate owned properties totaling $1.3 million.  The decrease in non-performing assets during the six months ended March 31, 2013 was primarily due to the January 2013 sale of a group of loans related to a condominium project located in Philadelphia in which the Bank was the lead lender and held a $9.2 million investment. In connection with the closing of the loan sale, the Bank and the other loan participants extended a loan to an affiliate of the borrower, the proceeds of which were used to reduce the principal balance due on the project.  The Bank’s portion of such loan is approximately $1.3 million.  The new loan was classified as a troubled debt restructuring and is included in the $7.4 million of non-performing assets described above.  The new loan is performing in accordance with its terms.  The Bank did not incur any additional losses upon completion of the sale of the loans beyond the $968,000 loss already recognized in prior periods.

The allowance for loan losses totaled $2.5 million, or 0.9% of total loans and 40.7% of non-performing loans at March 31, 2013 as compared to $1.9 million, or 0.7% of total loans and 13.4% of non-performing loans at September 30, 2012.

Non-interest income amounted to $173,000 and $398,000 for the three and six month periods ended March 31, 2013, compared with $133,000 and $306,000 for the same periods in 2012.  The fluctuation in the periods primarily related to decreases in the other than temporary impairment (“OTTI”) charges related to non-agency mortgage-backed securities received by the Company as a result of its redemption in kind of an investment in a mutual fund.

For the quarter ended March 31, 2013, non-interest expense increased $91,000 compared to the same period in the prior year, while non-interest expense increased $3,000 for the six month period ended March 31, 2013 compared to the same period in the prior year.  The increases for the 2013 periods primarily related to writedowns due to declines in the value of real estate owned properties.  The increases were partially offset by decreases in professional services expense.

The Company recorded income tax expense for the quarter and six months ended March 31, 2013 of $186,000 and $537,000, respectively, compared to income tax expense of $273,000 and $494,000, respectively, for the quarter and six months ended March 31, 2012.  The tax expense was adversely impacted by the decline in available unrealized capital gains resulting in an increase in the valuation allowance recognized in the 2012 and 2013 periods related to the deferred tax asset for the capital loss carryforward created in connection with the redemption in kind referenced above.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2013	2012
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$479,103	$490,504
Cash and cash equivalents	33,612	81,273
Investment and mortgage-backed securities:
Held-to-maturity	87,976	63,110
Available-for-sale	62,715	65,975
Loans receivable, net	278,237	260,684
Deposits	416,097	425,602
FHLB advances	340	483
Stockholders’ equity	60,180	59,831
Full-service offices	7	7

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,253	$4,813	$8,650	$9,796
Total interest expense	1,139	1,493	2,359	3,007
Net interest income	3,114	3,320	6,291	6,789
Provision for loan losses	-	100	-	250
Net interest income after provision for loan losses	3,114	3,220	6,291	6,539
Total non-interest income	173	133	398	306
Total non-interest expense	3,087	2,996	5,866	5,863
Income before income taxes	200	357	823	982
Income tax expense	186	273	537	494
Net income	$14	$84	$286	$488
Basic earnings per share	$0.00	$0.01	$0.03	$0.05
Diluted earnings per share	$0.00	$0.01	$0.03	$0.05

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.66%	4.01%	3.70%	4.09%
Average rate paid on interest-bearing liabilities	1.09%	1.37%	1.12%	1.38%
Average interest rate spread(2)	2.57%	2.64%	2.58%	2.71%
Net interest margin(2)	2.68%	2.77%	2.69%	2.83%
Average interest-earning assets to average interest-bearing liabilities	111.35%	109.86%	111.21%	110.05%
Net interest income after provision for loan losses to non-interest expense	100.87%	107.48%	107.25%	111.53%
Total non-interest expense to average assets	2.55%	2.39%	2.41%	2.34%
Efficiency ratio(3)	93.92%	86.77%	87.70%	82.64%
Return on average assets	0.01%	0.07%	0.12%	0.20%
Return on average equity	0.09%	0.58%	0.95%	1.68%
Average equity to average assets	12.44%	11.61%	12.32%	11.58%

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2013	2012	2013	2012
Asset Quality Ratios(4)
Non-performing loans as a percentage of loans receivable, net(5)	2.22%	5.30%	2.22%	5.30%
Non-performing assets as a percentage of total assets(5)	1.55%	2.96%	1.55%	2.96%
Allowance for loan losses as a percentage of total loans	0.89%	1.23%	0.89%	1.23%
Allowance for loan losses as a percentage of non-performing loans	40.66%	24.14%	40.66%	24.14%
Net charge-offs to average loans receivable	NA (6)	0.77%	NA (6)	0.47%

Capital Ratio(4)
Tier 1 leverage ratio
Company	12.24%	11.22%	12.24%	11.22%
Bank	11.47%	10.43%	11.47%	10.43%
Tier 1 risk-based capital ratio
Company	26.74%	27.07%	26.74%	27.07%
Bank	25.06%	25.16%	25.06%	25.16%
Total risk-based capital ratio
Company	27.87%	28.33%	27.87%	28.33%
Bank	26.19%	26.42%	26.19%	26.42%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(6) Net recoveries of $585,000 and $785,000 were recognized for the three and six months ended March 31, 2013, respectively.

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